Exhibit 99.1

CHINA VOICE HOLDING CORP. ACQUIRES NTELEC NETWORKS, LLC.

Dallas, Texas – April 21, 2011 -- China Voice Holding Corporation (CHVC) (OTC: CHVC), announced today that it has acquired 100% of the outstanding stock of NTELEC Networks, LLC (“NTELEC”), a U.S. VOIP Communications and Service company based in the Dallas, Texas area. Don Preston, President of NTELEC, will become Chief Executive Officer and Director of CHVC as a result of the acquisition.  Tracy Hughes, CPA, MBA will become Chief Financial Officer.

Don Preston commented, “The acquisition of NTELEC’s business by CHVC will provide a strong platform to allow for the expansion of the VOIP business in the United States.  We believe that we have significant M &A opportunities as well as a plan to support strong domestic organic growth over the next two years.  We also want to express our thanks to Bill Burbank, our former CEO, and D. Ronald Allen, our former CFO, for their years of service to CHVC and their vision in helping bring about this opportunity for CHVC.”

China Voice Holding Corp. (“CHVC”) is a U.S. publicly-traded holding company headquartered in Dallas, Texas with a portfolio of next-generation VOIP communications products and services doing business in the U.S.

Forward-Looking Statements

The foregoing, including any discussion regarding the Company’s future prospects, contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve numerous risks and uncertainties, including, but not limited to risks and uncertainties associated with economic conditions in the telecommunications industry, particularly in the principal industry sectors served by the Company; risks and uncertainties inherent in the operation of businesses outside the United States; changes in customer requirements and in the volume of sales to principal customers; the ability of the Company to assimilate acquired businesses and to achieve the anticipated benefits of such acquisitions; competition and technological change; and the ability of the Company to control operating costs and maintain satisfactory relationships with existing and potential vendors. The Company’s actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors that may be set forth in the Company’s anticipated filings with the Securities and Exchange Commission.

China Voice Investor Contact:

The Eversull Group, Inc.

Jack Eversull

972-571-1624

214-469-2361(fax)

jack@theeversullgroup.com